THIS AGREEMENT is made the 25th day of August, Two Thousand and Eight

BETWEEN

(1) **Wong Ka Ming**, holder of Hong Kong Identity Card No.E434534 (0) of Flat F, 20/F, One Park Towers, 1 King's Road, Hong Kong (hereinafter called "**Party A**");

(2) **Hung Kwok Wing**, holder of Hong Kong Identity Card No.G083520(9) of Flat A, 16/F, Nam Hoi Mansion, 2 Tai Wing Ave, Quarry Bay, Hong Kong (hereinafter called "**Party B**");

(3) **Worldwide Gateway Co., Ltd.,** BVI company No. 409956(BVI) whose registered office address is P.O. Box 438, Tropic Isle Building, Road Town, Tortola, B.V.I. (hereinafter called "**Party C**");

(**Party A, Party B** and **Party C** are collectively referred to as "**the Vendor**")

AND

(4) **Dragon Jade International Ltd.**, a company incorporated in B.V.I. whose registered office is situated at Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands (hereinafter called "**the Purchaser**").

WHEREAS:-

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(1) **KASH Strategic Ltd.** is a private limited company incorporated in Hong Kong with registered number 868753, whose registered office is situated at Suite B, 14/F, Empire Land Commercial Center, 81-85 Lockhart Road, Hong Kong and has at the date hereof an authorized share capital of HK$910,000 divided into 910,000 shares of HK$1.00 each (hereinafter called "**the Company**").

(2) 910,000 shares of the Company have been issued and are fully paid up and held by the Vendor (hereinafter called "**the Shares**").

(3) Party A is the beneficial and legal owner of 318,500 shares in the capital of the Company.

(4) Party B is the beneficial and legal owner of 318,500 shares in the capital of the Company.

(5) Party C is the beneficial and legal owner of 273,000 shares in the capital of the Company.

(6) The Company is carrying on the business of business consultancy ("the Business").

(7) The Purchaser, prior to the signing of this Agreement, has investigated into the financial status of the Company and inspected all books and accounts thereof and is interested in purchasing the Shares.

(8) The Vendor has agreed to sell and the Purchaser has agreed to purchase the Shares on

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the terms and conditions set out hereinafter.

WHEREFORE IT IS HEREBY AGREED between the Vendor and the Purchaser as follows:-

1. Sale and Purchase of Shares

1.1 Subject to the terms and conditions hereinafter appearing, the Vendor as legal and beneficial owner shall sell and the Purchaser shall purchase the Shares free from any mortgages charges liens or other encumbrances or any other adverse claims and interests and with all rights now or hereafter attached thereto including all rights on dividends and other distributions declared made or paid hereafter.

2. Consideration

2.1 The total purchase price payable by the Purchaser to the Vendor for the Shares shall be HONG KONG DOLLARS THREE ONLY (HK$ 3.00) which shall be paid by the Purchaser on or before 28th August, 2008.

2.2 Completion of the sale and purchase of the Shares (hereinafter referred to as "Completion") shall take place on or before 28th August, 2008 at the registered office of the Company, when all of the following business shall be transacted:-

(a) The Vendor shall deliver to or to the order of the Purchaser to the intent that all of the Shares will be transferred to the Purchaser or his nominee(s):-

(i) duly executed Brought and Sold Notes in a form complying with the Stamp Duty Ordinance in favour of the Purchaser and/or his nominee(s)

in respect of the Shares;

(ii) Instruments of Transfer in respect of the Shares duly executed by the Vendor (as the registered holders and transferors of the Shares) in favour of the Purchaser and/or his nominee(s);

(iii) all share certificates in respect of the Shares; and

(iv) such other documents as may be required to give a good title to the sale of the Shares and to enable the Purchaser and/or his nominee(s) to be registered as the holder thereof.

3. Stamp Duty

3.1 Any liability for stamp duty arising from the transfer of the shares shall be borne by the Purchaser solely.

4. Obligations of the Vendor

4.1 On Completion, the Vendor undertakes and agrees with the Purchaser:-

(a) to do such acts as may be reasonably required so as to cause the existing bank mandates and records of the Company with its bankers to be amended or superseded so that the Purchaser and/or persons authorized by the Purchaser will be the authorized signatories of all bank accounts of the Company.

(b) to appoint jointly with the Purchaser as may be required by the Purchaser such

persons to act as directors of the Company.

(c) to indemnify the Purchaser from all liabilities save and except those liabilities set out in the management account dated .

5. Others

5.1 The provisions of this Agreement shall bind and shall enure (as appropriate) to the benefit of the estate, heirs, personal representatives, successors and assigns of the Vendor and the Purchaser respectively (as the case may be).

5.2 For the avoidance of doubt it is hereby agreed and declared that the purchase price stated in Clause 2 above shall include all capital and interest that the Vendor have in the Company.

5.3 Any notice or other communication to the Vendor and the Purchaser shall be deemed to have been effectively given or made by delivery by hand or by registered post tot he respective addresses of the Vendor and the Purchaser stated in the first page of this Agreement and if done in the latter mode the notice or communication given or made shall be deemed to have been received by the addressee 48 hours after the postage is registered.

5.4 Each party shall bear its Solicitors' costs and disbursements of the incidental to this Agreement.

5.5 In this Agreement (if the context so permits or requires) words importing the

singular number shall include the plural number, and vice versa; words importing the masculine gender shall include the feminine gender and the neuter gender; and words importing person shall including company or corporation.

5.6 This Agreement shall be construed and enforced according to the laws of Hong Kong.

AS WITNESS the parties hereto have duly executed this Agreement the day and year first above written.

SIGNED by Wong Ka Ming,)
)
)
for and on behalf of the Vendor)
in the presence of:-)

SIGNED by)
)
)
for and on behalf of the Purchaser)
in the presence of:-)

For and on behalf of
DRAGON JADE INTERNATIONAL LIMITED

....
Authorized Signature(s)

Dated the 25th day of August 2008.

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AGREEMENT FOR SALE AND PURCHASE OF SHARES

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YUEN & PARTNERS
Solicitors
10th Floor
Chiyu Bank Building
78 Des Voeux Road Central
Hong Kong
Tel: 2815 2688
Fax: 2541 2088